Board of Directors Compensation Program
Effective as of July 1, 2018

Effective as of July 1, 2018, ScanSource, Inc.’s Annual Board Compensation Program:

Retainer (All Directors)	$85,000

Equity Grant Value (All Directors)	$130,000

Board Chair Retainer	$70,000

Audit Committee Chair Retainer	$25,000

Compensation Committee Chair Retainer	$15,000

Compensation for Other Committee Retainer	$5,000

Cash retainers are paid quarterly in arrears.

Equity awards are made in accordance with the Company’s standard practice for directors.

Directors are reimbursed for travel and other expenses reasonably incurred in connection with their service as directors.